EXHIBIT 99.2

RESTATED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements attached as Exhibit 99.3 to our Current Report on Form 8-K dated September 19, 2003. As discussed in Notes 1 and 5(a) of the Notes to such consolidated financial statements, we restated our consolidated financial statements at December 31, 2002 and 2001 and for each of the years then ended to reflect our video surveillance subsidiary, InPhoto Surveillance Inc. (“InPhoto”), as a discontinued operation as a result of the sale of InPhoto on June 18, 2003. As a result of the acquisitions made by Kroll in 2000 and 2002 (see below), financial results from period-to-period may not be comparable.

RECENT DEVELOPMENTS

     In January 2002, Kroll restructured its debt with Securify Inc. (“Securify”), receiving in its place a $0.5 million short-term note, a $0.5 million long-term note, a $2.5 million convertible note, approximately 60,000 shares of Securify common stock and a non-exclusive license to use proprietary software developed by Securify. In May 2002, the parties restructured the January 2002 agreement, and Kroll received $0.5 million in payment, recorded as other income, of the short-term note and converted approximately $0.3 million of the convertible note into an equivalent value of preferred stock. The remaining $2.2 million balance of the convertible note as well as the $0.5 million long-term note were forgiven. Kroll retained its shares of Securify stock and the non-exclusive license (see Note 6(a) of the Notes to the Consolidated Financial Statements).

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation (“Foothill”) to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. During the term of the credit facility, Kroll paid Foothill a fee equal to 0.375% per annum of the unused portion of the credit facility. The credit facility agreement required Kroll to maintain a minimum level of EBITDA (earnings before interest, taxes, depreciation and amortization), and contained restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll’s assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility was secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of certain of Kroll’s subsidiaries (see Note 10 of the Notes to the Consolidated Financial Statements).

     On March 19, 2002, the Board of Directors approved the establishment of a Kroll Inc. Employee Stock Purchase Plan (“ESPP”), which allows participants to purchase shares of Kroll Inc. common stock at a 15% discount to the market. The purchase price is calculated as 85% of the market price of Kroll, Inc. stock on either the first or last day of the Plan’s six month offering period, whichever is lower. Employees contributed approximately $1.0 million to the first offering period, which began on July 1, 2002 and ended on December 31, 2002. The Board of Directors authorized 1,000,000 shares of Kroll’s common stock be reserved for issuance pursuant to the ESPP. The ESPP was approved by Kroll’s shareholders on June 13, 2002.

     On April 1, 2002, Kroll entered into an agreement to acquire all of the outstanding shares of Ontrack Data International, Inc. (“Ontrack”). The agreement provided that a wholly owned subsidiary of Kroll would be merged into Ontrack, resulting in Ontrack becoming a wholly owned subsidiary of Kroll. The acquisition was consummated effective June 13, 2002. The transaction, which qualified as a tax-free reorganization for federal income tax purposes, was valued at approximately $154 million. Each share of outstanding Ontrack common stock was converted into 0.6447 of one share of Kroll’s common stock. In addition, pursuant to the acquisition agreement, Kroll assumed Ontrack’s existing stock option plans. As a result of the acquisition, Kroll has issued approximately 7.2 million shares of its common stock, including approximately 0.3 million shares issued upon the exercise of Ontrack options. As of December 31, 2002, an additional 0.7 million shares may be issued upon the future exercise of Ontrack options (see Note 4(a) of the Notes to the Consolidated Financial Statements).

     In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses that were not sold to Armor Holdings Inc. (“Armor”) in 2001. Kroll received $150,000 upon closing, an additional $10,000 in both the third and fourth quarters of 2002, and an additional $107,000 within one year of closing. The agreements also provide for Kroll to receive an additional $50,000 within two years of the closing date. Payments not received on the due date will accrue interest at 10% per annum. These transactions relieve Kroll of any liability associated with these Russian businesses (see Note 5(a) of the Notes to the Consolidated Financial Statements).

     On July 2, 2002, Kroll Inc., formerly an Ohio corporation, became a Delaware corporation pursuant to a merger in which the Ohio corporation merged into its wholly-owned Delaware subsidiary. In connection with the reincorporation in Delaware, Kroll Inc.’s authorized capital increased to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     On September 5, 2002, Kroll amended and ultimately terminated the $15 million Foothill revolving credit facility to accommodate a new $100 million credit facility with Goldman Sachs Credit Partners L.P. (“Goldman Sachs”), which provided for a $25 million revolving credit facility and a $75 million term loan. To obtain the Goldman Sachs credit facility, Kroll amended certain provisions of its outstanding 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the convertible notes. Furthermore, Palisades Concentrated Equity Partnership, L.P. (“Palisade”), the only note holder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility. In connection with these amendments, Kroll agreed to pay a consent fee to Palisade based on the performance of Kroll’s common stock, and as a result of this agreement paid Palisade $1.6 million in October 2002 (see Notes 10, 11(b) and 11(c) of the Notes to the Consolidated Financial Statements).

     On September 5, 2002, Kroll acquired all of the equity interests of Zolfo Cooper, LLC (“Zolfo Cooper”), and certain of its related entities. At the closing, Kroll paid $100 million in cash and, on January 15, 2003, Kroll issued 2.9 million shares of its common stock, valued at approximately $55.3 million, to the former owners of Zolfo Cooper (see Note 4(b) of the Notes to the Consolidated Financial Statements). In addition, Kroll will issue to the former owners of Zolfo Cooper, as contingent consideration, 625,000 additional shares of common stock per year if Zolfo Cooper achieves operating profit levels of $24.0 million, $24.8 million,$25.6 million and $26.4 million in 2003, 2004, 2005 and 2006, respectively, as amended (See Note 21 of the Notes to the Consolidated Financial Statements). Kroll also granted options to purchase 600,000 shares of Kroll common stock to Kroll Zolfo Cooper’s professional staff. The options were granted at the September 5, 2002 closing price of $18.37 and will vest over four years.

     In October 2002, Kroll sold 6.3 million shares of its common stock in an underwritten public offering. The offering, which sold at a price of $18.75 per share, raised approximately $110.6 million of net proceeds for Kroll. The $75 million term loan obtained by Kroll on September 5, 2002 was fully repaid on October 18, 2002, using a portion of the proceeds from the public offering (see Notes 14(b) and 11(c) of the Notes to the Consolidated Financial Statements). The remaining proceeds were used for working capital to fund operations and other general company purposes.

     On March 6, 2003, Kroll executed agreements with Fleet National Bank (“Fleet”) providing a revolving credit facility of up to $25 million for a term of three years. Kroll’s obligations under the revolving credit facility are guaranteed by its domestic subsidiaries. The revolving credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries (see Note 21(a) of the Notes to the Consolidated Financial Statements).

     Borrowings under the $25 million Fleet revolving credit facility will bear interest, at Kroll’s election, at a rate per annum equal to (1) the prime rate of Fleet or (2) LIBOR plus 2.00%. During the term of the revolving credit facility, Kroll will pay Fleet a quarterly fee equal to 0.375% per annum of the unused portion of the revolving credit facility. The revolving credit facility requires Kroll to maintain a minimum level of EBITDA and net income and maximum leverage and liabilities requirements, and contains restrictions on the incurrence of additional debt, the creation of any liens, certain acquisitions, distributions to certain subsidiaries and payments of dividends. The revolving credit facility also contains other affirmative and negative covenants and events of default customarily contained in debt agreements of this type.

     On March 6, 2003, the $25 million Goldman Sachs revolving credit facility, undertaken as part of the $100 million credit facility on September 5, 2002, was retired (see Notes 10, 11(c) , 21(a) of the Notes to the Consolidated Financial Statements).

     On March 14, 2003 Kroll consummated an asset purchase agreement with Certico Verification Services, LLC. (“Certico”). Under the agreement, Kroll acquired most of Certico’s assets, and assumed certain liabilities, for a purchase price of $3.3 million paid in cash. The business acquired by Kroll provides background checking services and its future results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 21, 2003, Kroll completed the acquisition of Personnel Risk Management (“PRM”) for a purchase price of $1.4 million paid in cash. Kroll will be required to make an additional payment of up to $1.9 million after one year if PRM achieves agreed upon profit levels. PRM provides pre-employment screening services in the UK, and its results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 25, 2003, Kroll acquired the remaining 50% equity ownership interest it did not own in Invex Partners Limited (“Invex”) for a purchase price of $1.2 million in cash. Invex, which provides corporate financial services in the UK, will be included as part of the Corporate Advisory and Restructuring Services segment subsequent to the date of acquisition.

     On March 27, 2003, Kroll invested $1.0 million in iJet Travel Intelligence Inc. (“iJet”). The investment in iJet, which is an intelligence organization focused on delivering proactive travel risk management services and real-time alerts to travelers, expatriates, corporations, government and non-governmental organizations, learning institutions and the travel industry, is convertible into preferred stock of iJet upon iJet raising additional equity financing.

     On May 22, 2003, Kroll invested $2.0 million in Eid Access Inc. (“EID”). The investment in EID, which provides vendor security solutions, is convertible into preferred stock of EID at Kroll’s option.

     On June 24, 2003, Kroll announced that it had entered into an agreement to acquire all of the outstanding shares of Factual Data Corp. (“Factual Data”). The acquisition was consummated on August 21, 2003. Kroll paid $87.4 million in cash and issued approximately 935,000 shares of its common stock in exchange for the shares of Factual Data outstanding at closing. In addition, approximately 446,000 new shares of Kroll common stock may be issued upon the future exercise of Factual Data options that Kroll assumed in the transaction. The total purchase price, based on the final number of shares outstanding that were exchanged in the transaction, as well as transaction costs and expenses and the fair value of employee stock options assumed by Kroll, is approximately $119 million. Factual Data is a provider of customized information services to businesses across the United States that assist them in making decisions, and its results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On July 18, 2003, Kroll consummated an asset purchase agreement with Intellifacts Corporation (“Intellifacts”). Under the agreement, Kroll acquired substantially all the assets of Intellifacts, and assumed certain liabilities, for a purchase price of $2.2 million in cash. Intellifacts, which provides background checking services, will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On September 17, 2003, Kroll announced it would record a pre-tax restructuring charge of approximately $5.0 million to $6.0 million, or $0.07 to $0.09 per diluted share, in the third quarter of 2003. As part of the restructuring, Kroll will close 10 non-hub offices worldwide and expects to terminate approximately 75 employees.

GENERAL

     Kroll is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of risk mitigation needs. Through October 17, 2000, Kroll reported its net sales from continuing operations through three groups. The Investigations and Intelligence Group offered business investigations and intelligence services and risk mitigation consulting services. The Security Products and Services Group marketed ballistic and blast protected vehicles and security services. The Information Security Group offered information and computer security services. As a result of the October 2000 sale of Securify preferred stock, the Information Security Group ceased to be part of Kroll’s consolidated results. On April 20, 2001, Kroll entered into a definitive agreement to sell most of the active companies that comprise the Security Products and Services Group. On August 22, 2001 these operations were sold to an unrelated third party. Accordingly, these operations have been reclassified and reported as discontinued operations.

     Since the transactions described above, Kroll has changed the composition of its reportable segments. Kroll now operates in five business segments: (1) consulting services, (2) corporate advisory and restructuring services, (3) technology services, (4) background screening services and (5) security services.

     Acquisitions. Kroll has pursued a strategy of aggressive growth and completed a number of acquisitions in 2000 and 2002, which have been accounted for by the purchase method of accounting, whereby Kroll’s consolidated financial statements include the reported results of each entity from its effective date of acquisition forward. These acquisitions are listed in the following chart:

Company	Business	Segment	Date Acquired	Price
The Search Is On, Inc.	Background investigation services	Background Screening Services	May 16, 2000	$0.4 million in cash, plus note payable of $0.2 million

Decision Resources, Inc.[1]	Market research and intelligence services	Consulting Services	July 11, 2000	$0.3 million in cash, plus note payable of $0.4 million

Ontrack Data International, Inc.	Data recovery, electronic discovery and computer forensic services	Technology Services	June 13, 2002	Approximately 6.9 million shares of common stock

Crucible Inc.	Elite training and protective services	Security Services	July 3, 2002	$1.0 million in cash, plus note payable of $1.0 million

Zolfo Cooper, LLC	Corporate restructuring and operational turnaround services	Corporate Advisory and Restructuring Services	September 5, 2002	$100 million in cash and 2.9 million shares of common stock issued on January 15, 2003.

[1] On September 10, 2001, this business was sold (see Note 6(b) of the Notes to the Consolidated Financial Statements).

Restructuring of Operations

     In the second quarter of 2001, Kroll began implementation of a restructuring plan (the 2001 Plan) to reduce costs and improve operating efficiencies. The 2001 Plan was substantially completed by the end of 2001. The total pre-tax restructuring charge recorded pursuant to the 2001 Plan was approximately $2.7 million, of which approximately $2.6 million was recorded in the second quarter of 2001. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 2001 Plan. Total payments or write-offs made pursuant to the 2001 Plan through December 31, 2002, were approximately $2.3 million. The principal elements of the restructuring plan were the closure of four offices, and the elimination of approximately 98 employees (see Note7(d) of the Notes to the Consolidated Financial Statements).

Critical Accounting Policies

     Kroll’s significant accounting policies, including the assumptions and judgments underlying them, are more fully described in Note 3 of the Notes to the Consolidated Financial Statements. Some of Kroll’s accounting policies require the application of significant judgment by management in the preparation of the financial statements, and as a result they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Kroll’s significant accounting policies include the following:

     Revenue recognition. Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when shipped, with the exception of royalty-based products, where revenue is recognized as applicable royalty reports are received. Software revenue is stated net of estimated customer returns and allowances. Kroll recognizes contingent fees as earned, i.e. upon satisfaction of all conditions to their payment.

     Databases. Databases are capitalized costs incurred in obtaining information from third party providers. Kroll utilizes this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period.

     Foreign Currency Translation and Transactions. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders’ equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary’s local currency, are translated at the rates of exchange prevailing at the balance sheet date.

     Accounting for intangible and long-lived assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Kroll no longer amortizes goodwill and other intangible assets. Instead Kroll conducts annual impairment tests of the goodwill recorded on its books in order to ascertain if an impairment has taken place. Impairment tests will be conducted sooner if circumstances indicate that an impairment has occurred. In accordance with SFAS No. 144, Kroll measures intangible and long-lived assets to be disposed of by sale, including discontinued operations, at the lower of carrying amount or fair value less cost to sell. Kroll measures long-lived assets to be held and used whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss will be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Results of Operations

     The following table sets forth, for the periods indicated, the items noted as a percentage of total net sales:

	For the Years Ended December 31,
	2002	2001	2000

Net sales	100.0%	100.0%	100.0%
Cost of sales	50.8%	60.0%	60.2%

Gross profit	49.2%	40.0%	39.8%

Selling and marketing expenses	9.4%	9.0%	10.5%
G&A expenses (including amortization)	26.4%	30.0%	31.2%
Research and development expenses	2.1%	—%	—%
Failed separation costs	—%	0.3%	2.0%
Restructuring charges	—%	1.4%	—%
Impairment of assets	—%	0.4%	—%
Failed financing costs	—%	0.5%	—%
Loss on sale of business unit	—%	0.3%	—%
Failed merger related costs	—%	—%	1.2%
Merger related costs	—%	—%	0.2%

Operating income (loss)	11.3%	(1.9)%	(5.3)%

Interest expense	(1.7)%	(2.2)%	(2.1)%
Interest income	0.2%	0.1%	0.1%
Other income (expense), net	(1.5)%	(0.4)%	0.8%

Total other expense	(3.0)%	(2.5)%	(1.2)%

Income (loss) before provision for income taxes	8.3%	(4.4)%	(6.5)%
Provision for income taxes	2.5%	1.1%	1.2%

Income (loss) from continuing operations	5.8%	(5.5)%	(7.7)%

Discontinued operations:
Loss from discontinued video surveillance subsidiary, net of taxes	—%	(0.3)%	—%
Income (loss) from discontinued security products and services group, net of taxes	—%	(3.7)%	(4.9)%
Loss from discontinued voice and data communications group, net of taxes	—%	(1.1)%	(4.0)%

Total discontinued operations income (loss)	—%	(5.1)%	(8.9)%

Net income (loss)	5.8%	(10.6)%	(16.6)%

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001

     Net sales. Net sales for the year ended December 31, 2002 increased $81.8 million, or 40.7%, from $201.1 million in the year ended December 31, 2001 to $282.9 million in 2002.

     Consulting Services. Net sales for the Consulting Services segment increased $0.4 million, or 0.4%, from $106.1 million in 2001 to $106.6 million in 2002. Strong demand for our financial and investigative services in Europe (12% revenue increase) and Latin America (8% revenue increase) were partially offset by decreased revenue in our Asian operations. A weak economic climate and reduced merger and acquisition activity have negatively impacted sales in Asia.

     Corporate Advisory and Restructuring Services. Net sales for the Corporate Advisory and Restructuring Services segment increased $40.6 million, or 132.1%, from $30.8 million in 2001 to $71.4 million in 2002. This increase is due to a 38% increase in Kroll’s European recovery and turnaround division, and the inclusion of net sales of Kroll Zolfo Cooper for four months in 2002. Zolfo Cooper was acquired on September 5, 2002 (see Note 4(b) of the Notes to the Consolidated Financial Statements).

     Technology Services. Net sales for the Technology Services segment increased $32.0 million, or 731.9%, from $4.4 million in 2001 to $36.4 million in 2002. This increase is primarily due to Kroll’s acquisition of Ontrack on June 13, 2002 (see Note 4(a) of the Notes to the Consolidated Financial Statements).

     Background Screening Services. Net sales for the Background Screening Services segment increased $7.3 million, or 20.5%, from $35.7 million in 2001 to $43.0 million in 2002. This was primarily the result of an increase of $6.7 million, or 38%, in demand for our domestic pre-employment background checking services.

     Security Services. Net sales for the Security Services segment increased $1.4 million, or 5.7%, from $24.1 million in 2001 to $25.5 million in 2002. Our domestic security services business recorded sales increases of approximately $6.1 million, or 34%, due to increased demand for security consulting and design services in light of recent national and international events. This was partially offset by reduced demand in Latin America, where poor economic conditions exist, and a reduction in revenues from the crisis management business.

     Cost of sales and gross margin. Cost of sales for the year ended December 31, 2002 increased $23.0 million, or 19.0%, from $120.7 million in the year ended December 31, 2001 to $143.7 million in 2002. Gross margin as a percentage of sales increased 9.2 percentage points from 40.0% in 2001 to 49.2% in 2002.

     Consulting Services. Gross margin for the Consulting Services segment increased 7.7 percentage points from 33.2% in 2001 to 40.9% in 2002. In a relatively flat sales environment, this was accomplished through close management of expenses which resulted in each region of Kroll’s consulting segment, even those which experienced sales declines, posting margin improvements.

     Corporate Advisory and Restructuring Services. Gross margin for the Corporate Advisory and Restructuring Services segment increased 4.7 percentage points from 52.2% in 2001 to 56.9% in 2002. This was attributable to increased revenues and margins from our European recovery and turnaround division, as well as the results of Kroll Zolfo Cooper’s revenues and margins for four months in 2002, which included $3.2 million of success fees. Zolfo Cooper was acquired on September 5, 2002 (see Note 4(b) of the Notes to the Consolidated Financial Statements).

     Technology Services. Gross margin for the Technology Services segment increased 9.2 percentage points from 60.0% in 2001 to 69.2% in 2002. The increase is primarily attributable to the acquisition of Ontrack on June 13, 2002 (see Note 4(a) of the Notes to the Consolidated Financial Statements).

     Background Screening Services. Gross margin for the Background Screening Services segment increased 1.6 percentage points from 47.1% in 2001 to 48.7% in 2002. This increase is primarily attributable to improved margins in our domestic background checking business and our substance abuse testing business.

     Security Services. Gross margin for the Security Services segment decreased 5.1 percentage points from 39.8% in 2001 to 34.7% in 2002, primarily as a result of difficult economic conditions in the second half of 2002, and the reduction in gross margin of the Crisis Management business which Kroll exited in June 2002.

     Operating expenses. Operating expenses increased $23.1 million, or 27.5%, from $84.2 million in 2001 to $107.4 million in 2002. The increase in operating expenses was primarily due to the inclusion of operating expenses of Ontrack and Zolfo Cooper, which were acquired in June and September of 2002, respectively. Kroll also incurred marketing and integration expenses relating to these acquisitions in 2002. In addition, operating expenses in 2001 included expenses associated with the 2001 restructuring plan, $2.7 million; failed financing costs, $1.0 million; impairment of assets, $0.8 million; failed separation costs, $0.6 million and a loss on the sale of a business unit, $0.5 million.

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, beginning January 1, 2002, Kroll ceased amortizing goodwill. If SFAS No. 142 were applied to Kroll’s results for the year ended December 31, 2001, net income for that period would have been increased by $1.6 million, or $2.4 million before taxes (see Note 20 of the Notes to the Consolidated Financial Statements).

     As a percentage of net sales, general and administrative expenses, after adjustment for goodwill amortization, decreased from 29.7% in 2001 to 25.6% in 2002.

     Interest expense. Interest expense, net of interest income, decreased $0.3 million, or 7.7%, from $4.2 million in 2001 to $3.9 million in 2002. This decrease reflects the higher cash balances maintained by Kroll due to its increase in cash flow from operations, and its equity offering in October 2002.

     Other income (expense). Kroll recorded an expense of $4.5 million in 2002 relating to losses from the extinguishment of debt, an increase of $4.0 million from a similar expense of $0.5 million recorded in 2001. In 2002, Kroll wrote off financing fees associated with the early repayment of the $75 million Goldman Sachs term loan, paid a consent fee to Palisade in connection with certain amendments to the convertible notes, and wrote off financing fees related to the replacement of the $15 million Foothill revolving credit facility. In 2001, Kroll wrote off financing fees when it retired an amended bank loan and senior notes.

     Provision for income taxes. The provision for income taxes increased $4.9 million from $2.2 million in 2001 to $7.1 million in 2002. In 2001, Kroll reported tax expense despite a pretax loss from operations, largely as a result of income in certain foreign and domestic jurisdictions. Additionally, certain domestic and foreign entities realized losses in 2001 from which Kroll was unable to derive tax benefits. The 2002 provision increased as a result of the increased profitability of Kroll’s operations.

     Discontinued operations. Results from discontinued operations improved from a loss of $10.3 million in 2001 to a loss of $0.1 million in 2002. InPhoto reported a loss from operations of $0.6 million during 2002 compared with $0.2 million during 2001. In addition, the Voice and Data Communications Group (“VDCG”) was sold in June 2001 and the Security Products and Services Group (“SPSG”) was sold to Armor on August 22, 2001 (see Notes 5(a), 5(b) and 5(c) of the Notes to the Consolidated Financial Statements).

     Net Income. Net income improved $37.8 million from a loss of $21.4 million in 2001 to income of $16.4 million in 2002. The increase in net income was due primarily to a $58.9 million increase in gross profit as a result of increased sales and improved margins in 2002 and a $10.2 million decrease in the loss from discontinued operations. These items were partially offset by a $23.1 million increase in operating expenses and a $4.9 million tax provision increase.

Fiscal Year Ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000

     Net sales. Net sales for the year ended December 31, 2001 decreased $4.5 million, or 2.2%, from $205.6 million in the year ended December 31, 2000 to $201.1 million in 2001.

     Consulting Services. Net sales for the Consulting Services segment increased $1.9 million, or 1.8%, from $104.2 million in 2000 to $106.1 million in 2001. Increases in Kroll’s Canadian and Latin American business of approximately 10% and 43%, respectively, were offset, in part, by a 26% decrease in Kroll’s Asian operations, where merger and acquisition activity declined sharply in 2001.

     Corporate Advisory and Restructuring Services. Net sales for the Corporate Advisory and Restructuring Services segment increased $11.4 million, or 59.2%, from $19.3 million in 2000 to $30.8 million in 2001. This increase is primarily attributable to strong demand for our corporate recovery and turnaround services in the United Kingdom.

     Technology Services. Net sales for the Technology Services segment increased $1.8 million, or 67.1%, from $2.6 million in 2000 to $4.4 million in 2001. This was due to increased demand for our domestic data collection and data discovery services as we built and promoted this new practice.

     Background Screening Services. Net sales for the Background Screening Services segment decreased $10.9 million, or 23.4%, from $46.6 million in 2000 to $35.7 million in 2001. This decrease is attributable to the operating results of InPhoto being classified as a discontinued operation in 2001.

     Security Services. Net sales for the Security Services segment decreased $4.7 million, or 16.3%, from 28.8 million in 2000 to $24.1 million in 2001. This decrease was primarily the result of decreased demand for security services in Latin America, where poor economic conditions existed. In addition, Kroll’s Latin American revenues decreased due to Kroll’s transition out of guard services, which have low margins, and to develop a security consulting practice which returns higher margins. This decrease was offset, in part, by a 30% increase in our domestic security consulting and design services due to the national and international climate following the events of September 11th.

     Information Security Group. Net sales for the Information Security Group decreased $4.0 million, or 100.0%, from $4.0 million in 2000 to zero in 2001. In October 2000, Kroll’s then wholly owned subsidiary, Securify, sold preferred stock to unrelated third parties, which decreased Kroll’s ownership to approximately 27%. Additional financing obtained by Securify since this sale has reduced Kroll’s voting interest to approximately 1%. Securify’s operations subsequent to the sale have been excluded from Kroll’s results of operations (see Note 6(a) of the Notes to the Consolidated Financial Statements).

     Cost of sales and gross profit. Cost of sales decreased $3.1 million, or 2.1%, from $123.8 million in 2000 to $120.7 million in 2001. Gross margin as a percentage of sales was 39.8% for 2000 and 40.0% for 2001.

     Consulting Services. Gross margin for the Consulting Services segment decreased 2.9 percentage points from 36.1% in 2000 to 33.2% in 2001. The decrease in gross margin was due to increased write-offs associated with bad debts and fixed costs associated with increased employee compensation and benefits, as well as a change in product mix and a higher percentage of reimbursable expenses in revenue with no associated profit margin.

     Corporate Advisory and Restructuring Services. Gross margin for the Corporate Advisory and Restructuring Services segment increased 1.7 percentage points from 50.5% in 2000 to 52.2% in 2001. This was primarily the result of increased revenues and staffing at our corporate recovery and turnaround business in the United Kingdom.

     Technology Services. Gross margin for the Technology Services segment was unchanged at 60% for the years ended December 31, 2000 and December 31, 2001. The revenue increases in this segment were accompanied with a corresponding increase in professional staff as Kroll built and promoted this new practice.

     Background Screening Services. Gross margin for the Background Screening Services segment decreased 0.8 percentage points from 47.9% in 2000 to 47.1% in 2001. The decrease in gross margin is attributable to the decline in net sales, which caused fixed costs to increase as a percentage of net sales, impacting gross margin unfavorably.

     Security Services. Gross margin for the Security Services segment increased 1.7 percentage points from 38.1% in 2000 to 39.8% in 2001. The increase in gross margin is attributable to the improvement in the domestic Security services business, where we traditionally have higher margins. This was offset, in part, by lower margins in our Latin American operations.

     Information Security Group. Gross margin for the Information Security Group improved from (10.0)% in 2000 to zero in 2001. In October 2000, Kroll’s then wholly owned subsidiary, Securify, sold preferred stock to unrelated third parties, which decreased Kroll’s ownership to approximately 27%. Additional financing obtained by Securify since this sale has reduced Kroll’s voting interest to approximately 1%. Securify’s operations subsequent to the sale have been excluded from Kroll’s results of operations (see Note 6(a) of the Notes to the Consolidated Financial Statements).

     Operating expenses. Operating expenses decreased $8.5 million, or 9.2%, from $92.7 million in 2000 to $84.2 million in 2001. This decrease is primarily due to the exclusion in 2001 of $9.2 million of operating expenses associated with the Information Security Group. This decrease was offset, in part, by increases in employee compensation and benefits. In addition, operating expenses in 2000 included costs associated with the failed recapitalization merger with Blackstone and the failed separation of Kroll into two publicly traded companies. In 2001, operating expenses included costs associated with the 2001 restructuring plan, failed financing costs, impairment of assets, additional failed separation costs and a loss on the sale of a business unit.

     As a percent of net sales, general and administrative expenses, decreased from 30.8% in 2000 to 29.8% in 2001.

     Interest expense. Interest expense, net of interest income increased $0.2 million, or 4.3%, to $4.2 million in 2001 from $4.1 million in 2000. This increase was the result of the 0.5% increase in the monthly interest factor charged to the outstanding debt under the renegotiated credit agreement, effective April 20, 2001, which was somewhat offset by lower average borrowings in the latter half of 2001.

     Provision for income taxes. The provision for income taxes was $2.4 million in 2000 and $2.2 million for 2001. Despite recording a pre-tax loss in each year, Kroll recorded a provision for income taxes for certain foreign subsidiaries which generated income in the period. In addition, certain foreign subsidiaries realized losses from which Kroll was not able to benefit for tax purposes due to the uncertainty relating to the future realizability of the net operating loss carry forward.

     Discontinued operations. The loss from the discontinued video surveillance subsidiary amounted to $0.6 million in 2001 (see Note 5(a) of the Notes to the Consolidated Financial Statements). The loss from the discontinued Security Products and Services Group decreased $2.5 million from a loss of $10.0 million in 2000 to a loss of $7.5 million in 2001. SPSG was sold to Armor on August 22, 2001 (see Note 5(b) of the Notes to the Consolidated Financial Statements). The loss from the discontinued Voice and Data Communications Group decreased $6.1 million from $8.2 million in 2000 to $2.1 million in 2001. This decrease was due to provisions made in 2000, anticipating the sale of VDCG, which was subsequently sold in June 2001 (see Note 5(c) of the Notes to the Consolidated Financial Statements).

     Net loss. Net loss decreased $12.5 million from a loss of $33.9 million in 2000 to a loss of $21.4 million in 2001. The decrease in net loss was due primarily to the decrease in operating expenses of $8.5 million, the decrease in losses associated with the discontinued Voice and Data Communications Group of $6.1 million and the decrease in losses associated with the discontinued Security Products and Services Group of $2.5 million. These items were partially offset by the decrease in other income (expense). In addition, Kroll recognized a gain on the sale of Securify preferred stock in October 2000, but no comparable events occurred in 2001.

Liquidity and Capital Resources

     General. Kroll historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations.

     Kroll currently believes that the net proceeds from its equity offering in October 2002, combined with the available borrowings under the credit facility, the cash acquired in the acquisition of Ontrack and Zolfo Cooper and Kroll’s anticipated cash from future operations, will be sufficient to fund operations for at least the next 12 months.

     Credit facilities and senior notes. In November 2001, Kroll obtained financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments (see Note 11(b) of the Notes to the Consolidated Financial Statements).

     In connection with the issuance of the 6% convertible notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.7% per year on the $30.0 million aggregate principal amount. Upon conversion or redemption of the notes, Kroll will record a non-cash interest expense equal to the unamortized notes discount at the time of conversion. A significant portion of the proceeds from these notes was used to retire a bank loan and senior notes. Excess proceeds of approximately $8.4 million were used for working capital to fund operations.

     The 6% convertible notes were originally secured by assets of Kroll and its material domestic subsidiaries and the pledge of the stock of certain of Kroll’s subsidiaries and were subordinate to the security interest and rights of the then existing credit facility lender. The 6% convertible notes also contained certain customary covenants, including covenants that prohibited Kroll from disposing of any material subsidiary, incurring or permitting to exist any senior or pari-passu debt other than the $15.0 million credit facility with Foothill Capital Corporation described below, or any liability for borrowed money, guaranteeing the obligations for borrowed money of any third party, creating or permitting to exist any material liens on assets of material subsidiaries, or entering into transaction prior to November 14, 2003 that involves a “change in control” of Kroll (as defined in the notes). The 6% convertible notes are payable upon any change in control of Kroll at the option of the holders and the holders had the right to designate an observer to the board of directors.

     In September 2002, Kroll amended certain provisions of its outstanding 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the convertible notes. Furthermore Palisade, the only note holder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the Goldman Sachs credit facility. In connection with these amendments, Kroll agreed to pay a consent fee to Palisade based on the performance of Kroll’s common stock, and as a result of this agreement paid Palisade $1.6 million in October 2002.

     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. The demand note bears interest at the Bank of England’s base rate plus 1.5%. At December 31, 2002, the interest rate was 5.5%. In March 2002, maximum borrowings permitted under the demand note were increased from 2.5 million pounds sterling to 4.4 million pounds sterling, or $7.1 million as translated at December 31, 2002. Borrowings outstanding under this demand note were approximately $3.8 million and $2.6 million, as translated at December 31, 2002 and 2001, respectively.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years (see Note 10 of the Notes to the Consolidated Financial Statements). On September 5, 2002, Kroll terminated this credit facility.

     In May 2002, Kroll and Armor resolved post-closing adjustments to the SPSG closing date balance sheet, which resulted in the payment to Kroll of $1.1 million of the $1.5 million held in escrow.

     In connection with the Zolfo Cooper acquisition in September 2002 (see Note 4(b) of the Notes to the Consolidated Financial Statements), Kroll entered into a new $100 million credit facility that provided for a $25 million revolving line of credit and $75 million in term loan financing through a syndicate arranged by Goldman Sachs (see Notes 10 and 11(c) of the Notes to the Consolidated Financial Statements).

     Both the revolving credit facility and the term loan bore interest at Kroll’s election, at a rate per annum equal to the base rate plus applicable margin or the Eurodollar rate plus applicable margin.

     The revolving credit facility required Kroll to comply with certain customary restrictive covenants, including, maintaining certain ratios such as EBITDA to fixed charges and EBITDA to debt and limiting capital expenditures, additional indebtedness and dividends. At December 31, 2002 Kroll was in compliance with all covenants and provisions of this facility.

     The revolving credit facility required Kroll to pay a fee equal to 0.375% per annum of the unused portion of the facility. The revolving credit facility was secured by a lien on substantially all of Kroll’s assets and those of most of Kroll’s domestic subsidiaries.

     In October 2002, Kroll sold 6.3 million shares of its common stock in an underwritten public offering. The offering, which sold at a price of $18.75 per share, raised for Kroll approximately $110.6 million of net proceeds, including $0.2 million of accrued expenses (see Note 14(b) of the Notes to the Consolidated Financial Statements). Kroll repaid the $75.0 million term loan on October 18, 2002, using a portion of the proceeds from the public offering. The remaining proceeds were used for working capital to fund operations and other general company purposes.

     On March 6, 2003, Kroll executed agreements with Fleet providing a revolving credit facility of up to $25 million for a term of three years. Kroll’s obligations under the revolving credit facility are guaranteed by its domestic subsidiaries. The revolving credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries (see Note 21 of the Notes to the Consolidated Financial Statements).

     Cash flows from operating activities. Continuing operations provided $32.7 million in net cash in 2002 compared to net cash provided of $3.4 million in 2001 and $11.5 million net cash used in 2000. The year to year increase is due to the improvement in Kroll’s income from continuing operations. In 2002, net income adjusted for depreciation, amortization and other non-cash items was $39.5 million. The funds provided were partially offset by a $13.3 million increase in working capital and a reduction of $6.5 million in long term net assets, most of which related to deferred taxes. In 2001, net income from continuing operations was $9.8 million, after adjusting for $20.9 million of non-cash items and a $10.3 million loss from discontinued operations. The funds provided were partially offset by a $7.6 million increase in working capital and a reduction of $1.1 million in long term net assets. In 2000, net income from continuing operations was $0.4 million, after adjusting for $16.0 million of non-cash items and a $18.3 million loss from discontinued operations. Funds in 2000 were used to increase working capital by $9.9 million, and long term net assets by $2.0 million.

     Cash flows from investing activities. In 2002, Kroll used $85.5 million in investing activities compared to $8.7 million used in 2001 and $12.5 million used in 2000. In 2002, Kroll made two significant acquisitions that accounted for substantially all of its reported $72.9 million of acquisitions net of cash received. In 2002, Kroll purchased Zolfo Cooper, including $3.3 million in cash, for approximately $103.3 million in cash, including related transaction fees. This transaction resulted in $100.0 million of net cash used (see Note 4(b) of the Notes to the Consolidated Financial Statements). Additionally, in 2002, Kroll acquired Ontrack through an exchange of common shares and transaction fees of approximately $3.7 million. Kroll obtained $32.0 million in cash, resulting in $28.3 million in net cash provided (see Note 4(a) of the Notes to the Consolidated Financial Statements) and after the acquisition realized approximately $5.6 million from the sale of Ontrack marketable securities. In addition, in 2002, Kroll made expenditures totaling $15.7 million, consisting of fixed asset additions, $6.1 million; database additions, $4.7 million; and additions to other intangible assets, $4.9 million. Cash used in investing activities in 2001 were primarily additions to fixed assets, $3.4 million and database additions, $4.4 million. In addition, Kroll used $0.8 million in additions to other intangible assets. In 2000, Kroll used $7.6 million to purchase fixed assets and $4.4 million to acquire additional databases. An additional $0.5 million was used for acquisitions, net of cash acquired.

     Cash flows from financing activities. Net cash provided by financing activities in 2002 was $118.8 million. Kroll borrowed $75.0 million to acquire Zolfo Cooper in September 2002 (see Note 4(b) of the Notes to the Consolidated Financial Statements). In October 2002, Kroll realized net cash of approximately $110.8 million from the sale of common stock to the public, $75.0 million of which was used to repay the aforementioned September loan (see Note 14(b) of the Notes to the Consolidated Financial Statements). Also in 2002, Kroll received $9.5 million of proceeds from the Employee Stock Purchase Plan and from the exercise of stock options. In 2001, net cash used in financing activities was $41.7 million. During the 2001, $35.3 million of senior debt and $36.7 million of borrowings under the credit facility in place at the beginning of the year were retired, using the proceeds from the sale of the Security Products and Services Group and the proceeds from the $30.0 million of Convertible Notes issued in November 2001. In 2000, net cash provided by financing activities was $11.5 million. Net borrowings under revolving lines of credit were $13.4 million and net payments of long term debt were $1.6 million.

     Kroll’s contractual obligations were comprised of the following as of December 31, 2002:

	Payments due by Period
Contractual Obligation	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years

		(dollars in thousands)
Long-term debt	$30,090	$73	$17	$30,000	$—
Operating leases	60,298	13,366	22,424	17,399	7,109
Other long-term obligations	1,000	250	500	250	—

Total	$91,388	$13,689	$22,941	$47,649	$7,109

     Kroll also had standby letters of credit outstanding at December 31, 2002 in the aggregate amount of approximately $2.2 million.

     Cash flows from discontinued operations. Net cash used by discontinued operations was $0.1 million in 2002. Legal and other professional fees of $0.6 million offset the $0.2 million proceeds from the sale of the discontinued Russian operations and the $0.3 million of cash provided by the discontinued InPhoto business. Cash of $52.6 million provided in 2001 primarily reflects the net effect of the sale of the Security Products and Services Group to Armor for $55.7 million, offset by its net loss from operations prior to the sale. Cash of $9.1 million provided in 2000 reflects a significant increase in net cash provided by working capital items by the Security Products and Services Group offset by its net loss and capital expenditures.

     Foreign operations. Kroll attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries; maintaining reserves for credit losses and maintaining insurance on equipment to protect against losses related to political risks and terrorism. For most of 2001, Kroll utilized derivative financial instruments, in the form of forward contracts, to hedge some of its exposure to foreign currency rate fluctuations. In November 2001, Kroll sold its four remaining foreign currency hedge contracts with notional amounts aggregating $3.2 million, resulting in a net gain of approximately $65,000. Kroll has not since utilized hedging or derivative financial instruments and does not hold or issue derivative financial instruments for trading purposes.

     Quarterly fluctuations. Kroll generally does not have long-term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     New accounting pronouncements.

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, which addresses financial accounting and reporting for business combinations. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which establishes accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement became effective on January 1, 2002, and accordingly, Kroll ceased amortizing goodwill and indefinite-lived intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books, as required by SFAS No. 142. The tests determined that Kroll’s recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place (see Note 3(o) of the Notes to the Consolidated Financial Statements).

     In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and does not expect its adoption to have a material effect on its consolidated results of operations or financial position.

     In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, which replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell.

SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002, and there was no material impact on its consolidated results of operations or financial position as a result of the implementation of this statement.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections”. This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principal Board (“APB”) No. 30 “Reporting Results of Operations”. This statement also requires sales-leaseback accounting for certain modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for Kroll for the year ending December 31, 2003. As discussed in Note 1 of the Notes to the Consolidated Financial Statements, Kroll reclassified extraordinary items during 2002 and 2001 that did not meet the criteria of APB No. 30 to continuing operations.

     In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 will supersede EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reporting results. Management has adopted the additional disclosure requirements of SFAS No. 123 effective December 31, 2002.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For Kroll, the initial recognition and measurement provision of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. Management has adopted the additional disclosure provisions of FIN No. 45 effective December 31, 2002. Kroll is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its consolidated results of operations or financial position.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Kroll does not expect the adoption of Interpretation No. 46 to have a material effect on its consolidated results of operations or financial position.